UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 10, 2015, RetailMeNot, Inc. (the “Company”) issued an earnings release reporting its preliminary results of operations and posted financial information and commentary from G. Cotter Cunningham, its Chief Executive Officer, and Louis J. Agnese, III, its interim Chief Financial Officer, on its investor website, http://investor.retailmenot.com, each for the fiscal quarter and year ended December 31, 2014. A copy of the earnings release and financial information and commentary is furnished herewith as Exhibit 99.1 and 99.2, respectively.

The information furnished in this Current Report under this Item 2.02 and the exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, the Board of Directors (the “Board”) of the Company approved a 2015 Bonus Plan for the Company’s employees, including the Company’s senior executives. Each participant in the 2015 Bonus Plan is assigned a target bonus for 2015.

Also on February 5, 2015, the Compensation Committee (the “Committee”) of the Board approved base salaries of the Company’s named executive officers for fiscal year 2015 as set forth in the table below, effective January 1, 2015. The Committee also established target bonus levels for fiscal year 2015 for the named executive officers. The bonuses for the participants named below will be determined based on achievement of certain goals related to (i) consolidated net revenues and (ii) consolidated mobile net revenues. All officers other than Mr. Cunningham received increases in salary or target bonus. In addition, the Committee approved equity based incentives to the named executive officers that will be granted on February 15, 2015 pursuant to the Company’s 2013 Equity Incentive Plan and its related agreements, copies of which have been filed with the Securities and Exchange Commission.

Officer	Title	Base Salary	Target Bonus(1)	Stock Options(2)		Restricted Stock Units(3)
G. Cotter Cunningham	President and Chief Executive Officer	$478,000	100%	175,000		94,000
Kelli A. Beougher	Chief Operating Officer	$382,000	70%	104,000		56,000
Paul Rogers	Chief Technical Officer	$320,000	50%	47,000		25,000
Louis J. Agnese, III	Interim Chief Financial Officer(4)	$326,000	60%	47,000	(6)	25,000	(6)
	General Counsel(5)	$311,000	50%	47,000	(6)	25,000	(6)
Steven T. Pho	Senior Vice President, Corporate Development	$280,000	50%	40,000		22,000

(1)	The target bonus is a percentage of base salary.
(2)	All options granted have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant. The options vest ratably over the next 48 months, subject to continued service through each vesting date.
(3)	Represents the right to receive one share of the Company’s common stock per restricted stock unit. 25% of the restricted stock units will vest on each anniversary of the date of grant over a period of four years, subject to continued service through each vesting date.
(4)	Mr. Agnese’s base salary and target bonus for service as interim Chief Financial Officer are retroactive to December 1, 2014, the effective date of his appointment to that position, and will apply during the term of his service as interim Chief Financial Officer in 2015.
(5)	Mr. Agnese ceased serving as the Company’s General Counsel on November 30, 2014. At such time as Mr. Agnese resumes his service as General Counsel, his base salary and target bonus for service in that capacity will apply during the term of his service, if any, as General Counsel in 2015.
(6)	Mr. Agnese was awarded an aggregate of 47,000 stock options and 25,000 restricted stock units by the Committee for his service to the Company in 2015.

The Committee also approved a $50,000 bonus to Douglas Jeffries, the Company’s former Chief Financial Officer, who has remained employed by the Company in an advisory capacity since December 1, 2014. Mr. Jeffries’ employment with the Company will terminate concurrently with the payment of such bonus.

The foregoing description of the 2015 Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2015 Bonus Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events

On February 5, 2015, the Board of Directors of the Company authorized the Company to repurchase up to $100 million worth of shares of its Series 1 common stock. A copy of the press release describing the foregoing matters is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	2015 Bonus Plan

99.1	Earnings Release

99.2	Management Commentary

99.3	Press Release dated February 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: February 10, 2015	/s/ Louis J. Agnese, III
Louis J. Agnese, III
Interim Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	2015 Bonus Plan

99.1	Earnings Release

99.2	Management Commentary

99.3	Press Release dated February 10, 2015